EXHIBIT 1.4

Execution Copy

SUPPLEMENTAL AGREEMENT

THIS AGREEMENT (the “Supplemental Agreement”) is dated March 14, 2013.

BETWEEN:

ALDERON IRON ORE CORP., a corporation incorporated under the laws of the Province of British Columbia
(“Alderon”)

AND:

KAMI  GENERAL PARTNER LIMITED, a corporation incorporated under the laws of the Province of Ontario
(“KAMI GP”)

AND:

THE KAMI MINE LIMITED PARTNERSHIP, a limited partnership formed under the laws of the Province of Ontario by its managing general partner, KAMI GENERAL PARTNER LIMITED
(“KAMI LP”)

AND:

HEBEI IRON & STEEL GROUP CO., LTD, a corporation incorporated under the laws of the People’s Republic of China
(“HBIS Group Co”)

AND:

HBIS INTERNATIONAL HOLDING (CANADA) CO., LTD., a company formed under the laws of the Province of British Columbia
(“HBIS Canada”)

Alderon, KAMI GP, KAMI LP, HBIS Group Co and HBIS Canada together shall be referred to herein as the “Parties”.

WHEREAS:

A.
KAMI GP, Alderon, HBIS Canada and HBIS Group Co entered into a limited partnership agreement dated August 31, 2012 in respect of the formation of KAMI LP for the purpose of developing and operating the Kami Project (the “LP Agreement”)；

B.	KAMI GP, Alderon and HBIS Canada entered into a shareholders agreement dated August 31, 2012 (the “Shareholders Agreement”);

C.	KAMI LP and Alderon entered into a management agreement dated August 31, 2012 (the “Management Agreement”);

D.	The Parties (or some of them) have entered into other agreements all dated August 31, 2012 in relation to the Kami Project; and

E.
The Parties have agreed to enter into this Supplemental Agreement before the closing of the contribution of capital and assets into the KAMI LP by HBIS Canada and Alderon respectively as contemplated by the LP Agreement, which the Parties intend to occur on March 15, 2013.

NOW THEREFORE in consideration of the premises and the covenants of the Parties hereunder, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Defined Terms

Capitalized terms used herein but not otherwise defined shall have the meanings ascribed thereto in the LP Agreement.

2.	Alderon Strategic Investor Financing

Each of Alderon, KAMI GP and KAMI LP (together the “Alderon Parties”) jointly and severally covenants and confirms with HBIS Canada and HBIS Group Co (the “HBIS Parties”)  that until such time as Commercial Production is achieved:

(a)
The Alderon Parties will keep the HBIS Parties (through a person designated by the HBIS Canada in writing from time to time (the “HBIS Designated Person”)) informed of the progress of and will consult with the HBIS Parties (through the HBIS Designated Person) on a regular basis in relation to the efforts of Alderon in raising financing with any strategic investor (including but not limited to investors that are end users, traders of iron ore products and other mining companies) and the Alderon Parties will provide to the HBIS Designated Person copies of any term sheet or correspondence in the negotiation with or in relation to any of  such strategic investors as soon as practical after such materials are drafted, received by or delivered to any of the Alderon Parties; and

(b)
The Alderon Parties will seek approval and consent from the HBIS Parties (through the HBIS Designated Person) on the terms and pricing of any equity investment (whether new issuance or transfer) by any third party in KAMI GP, KAMI LP or the Kami Project.

3.	Project Financing

(a)
The Alderon Parties jointly and severally covenant and confirm with the HBIS Parties that the Alderon Parties will through the HBIS Designated Person keep the HBIS Parties informed of the progress of and will consult with HBIS Parties through the HBIS Designated Person on a regular basis in relation to the efforts of Alderon in raising Project Financing for the Kami Project and Alderon shall provide to the HBIS Parties copies of any term sheet or correspondence relating to the procurement or negotiation of any such Project Financing as soon as practical after such materials are drafted,  received by or delivered to any of the Alderon Parties.

(b)
If the HBIS Parties attempt to assist the Alderon Parties in obtaining any Project Financing, each of the Alderon Parties will provide all necessary information, cooperation and assistance to the HBIS Parties as they may reasonably require to facilitate the procurement of such Project Financing.

4.	Use of Initial Contribution and Account

(a)	Pursuant to the LP Agreement, HBIS Canada will make an initial contribution of Cdn$119,926,292.51 to the KAMI LP (the “Initial Contribution”).

(b)
Alderon confirms that a separate bank account has been set up for the KAMI LP (the “Account”) and the Initial Contribution shall be deposited into the Account. Alderon and KAMI GP shall before the payment of the Initial Contribution from HBIS Canada add a representative designated by the HBIS Parties as a signatory to the Account (the “HBIS Signatory”) and inform and instruct the bank where the Account is located (the “Bank”)  in writing that the HBIS Signatory is entitled to obtain any information about the Account from the Bank directly.  In order to have the HBIS Signatory added as a signatory to the Account, the HBIS Parties acknowledge that the HBIS Signatory will have the need to attend in person at the branch of the Bank in Vancouver in order to provide identification and sign a signature card for the Account as required by the Bank.  Alderon and KAMI GP shall ensure that the Account is set up so that all withdrawals from the Account require two signatories which, for clarification, shall not require the HBIS signatory to be one such signatory. The Alderon Parties covenant not to change any of the above instruction to the Bank without the written consent of the HBIS Signatory.

(c)
Alderon and KAMI GP covenant with the HBIS Parties that the Initial Contribution shall be used solely for the development of the Kami Project by KAMI LP and for no other purpose. Alderon and KAMI GP  shall provide all information reasonably requested by the HBIS Parties in order for them to confirm that the KAMI GP, the KAMI LP and Alderon (as the manager under the Management Agreement) are using the Initial Contribution solely for the development of the Kami Project by KAMI LP.

(d)
Alderon has previously provided to the HBIS Parties an expenditure plan regarding the use of the Initial Contribution (as initialled by Alderon and HBIS Canada for identification purpose and delivered at the same time as delivery of the executed copy of this Supplemental Agreement) (the “Expenditure Plan”).  Based on such Expenditure Plan, Alderon and KAMI GP shall deliver to the HBIS Parties monthly updates regarding the use of the Initial Contribution and the expenditures of KAMI LP for the preceding month, which updates shall include details and backup documents in order to enable the HBIS Parties to confirm and verify such use and expenditures.

(e)
Alderon and KAMI GP shall further deliver to the HBIS Parties an expenditure forecast for KAMI LP and for the use of the Initial Contribution for each upcoming month (“Monthly Forecast”). Each Monthly Forecast shall be delivered by the 15th day of the month prior to the applicable month that the Monthly Forecast applies to, with the first such Monthly Forecast to be provided on March 29, 2013.  The HBIS Parties shall have the right to review each Monthly Forecast and provide comments to Alderon and KAMI GP within 10 days of receipt of the relevant Monthly Forecast and Alderon and KAMI GP shall consider and accept and implement such comments as Alderon determines is in the best interest of the Kami Project, acting reasonably.  Alderon shall forthwith advise the HBIS Parties of any such determination with reasonable supporting details.

(f)
In the event that any modifications to the Expenditure Plan are required, such that the payments to be made under the Expenditure Plan will be increased by $1,000,000 or more (in the aggregate), the prior consent of the HBIS Parties shall be required before any funds are taken from the Account in order to pay for such modifications that were not previously contemplated by the Expenditure Plan.

(g)
The Alderon Parties agree and covenant that, until such time as the KAMI LP has obtained all environmental assessment and related approvals for the Kami Project, including but not limited to the authorization for Harmful Alteration, Disruption or Destruction (HADD) of Fish Habitat – Section 35(2) of the Fisheries Act and the approval to interfere with navigation – Part I, Section 5 of the Navigable Waters Protection Act, (together the “Approvals”) any and all future capital contributions (not including the Initial Contribution), made by any of the HBIS Parties to the Partnership shall be deposited into the Account and, before any such additional contributed amounts can be used, a new and/or updated Expenditure Plan shall be required as well as the prior consent of HBIS, all in accordance with the provisions set out in subparagraphs (b) to (f) above

5.	Environmental Assessment and Related Approvals

In the event that the Approvals are not obtained by March 31, 2014, Alderon agrees that the Manager’s Fee (as defined in the Management Agreement) shall be suspended until such time as all Approvals are obtained (and, for greater certainty, Alderon shall not be entitled to receive thereafter any Manager’s Fee in respect of the suspension period).  Furthermore, and in addition to the suspension of its entitlement to the Manager’s Fee, Alderon shall pay to an entity designated by the HBIS Parties Cdn$3,000,000 every month for every whole month after March 31, 2014 until such time as all Approvals are obtained, up to a maximum of  $45,225,098.02, being 25% of Alderon’s market capitalization calculated as of the date hereof (such market capitalization being Cdn$180,900,392.10) and any such payment made by Alderon pursuant to this paragraph shall be made on the last day of every whole month ended after March 31, 2014.

6.	Initial Budget and Work Plan

Alderon confirms that the Initial Budget and Work Plan shall be reviewed by HBIS before implementation and in the event that the aggregate expenditures set out in the Initial Budget and Work Plan exceeds the aggregate capital expenditures set out in the Feasibility Study by greater than 15%, such Initial Budget and Work Plan shall be subject to the approval of the HBIS Parties.

7.	Efforts to control the budget for the Kami Project

The Parties agree that they should work together to achieve the objective of keeping the total budget for the Kami Project under Cdn$1.3 billion and the Parties agree that:

(a)
The Alderon Parties will work with the HBIS Parties and the HBIS Parties shall have the right to participate in the review of the design of the plant and the mine development and in all equipment and materials supply and construction procurement processes relating to the development and construction of the Kami Project, such review of by the HBIS Parties to be carried out by the management nominees appointed by HBIS Canada to the management of the KAMI GP pursuant to section 5.3 of the Shareholders Agreement (or if for any reason, no such appointment is made, by a person designated by the HBIS Parties in writing and such person will be provided with information and carry out such review to the level and extent as a nominee appointed within the management of the KAMI GP would).  The Parties agree that they will use their reasonably commercial efforts to have the management nominees (or at least one) appointed by HBIS

Canada to the management of the KAMI GP pursuant to section 5.3 of the Shareholders Agreement as soon as possible.

(b)
 If the HBIS Parties manage to arrange for the supply of materials or equipment (being materials and equipment that are proven and conform to and meet the technical specifications, quality requirements and Canadian standards and certification requirements and can be delivered in accordance with the Kami Project schedules, all of which Alderon, as manager appointed pursuant to the Management Agreement, shall have sole authority to determine, acting reasonably) at the same or better price as those that the Alderon Parties can procure, KAMI LP shall purchase such materials and/or equipment for use in the Kami Project;

8.	Enforcement of Management Agreement

The Parties agree that the Management Agreement is hereby amended to add HBIS Canada as a party to the Management Agreement for the sole purpose of enforcing the rights of the Partnership in respect of enforcement of obligations of the Manager under the Management Agreement and the Parties agree that upon the request of any of the Parties, they will take all necessary actions and execute all other necessary documents (including but not limited to an amending agreement to the Management Agreement to reflect the above amendment) in order to better document this amendment.

9.	Supplement to and Modification of the LP Agreement, Shareholders Agreement and Management Agreement

This Supplemental Agreement supplements and clarifies the relationship and obligations among the Parties as set out in the LP Agreement, Shareholders Agreement and Management Agreement and the terms, covenants and agreements included in this Supplemental Agreement will be deemed to have been incorporated into the LP Agreement, Shareholders Agreement and Management Agreement as appropriate and  these three agreements shall be read and understood together with this Supplemental Agreement.  For greater certainty, in the event of any inconsistency between this Supplemental Agreement and such other agreements, this Supplement Agreement shall prevail.  Except as expressly modified and superseded by this Supplemental Agreement, the terms, representations, warranties, covenants and other provisions of the LP Agreement, Shareholders Agreement and Management Agreement are and shall continue to be in full force and effect in accordance with their respective terms.

10.	Notices

Any notice given pursuant to or in connection with this Supplemental Agreement will be in writing and delivered by courier or personally to the party for whom it is intended to be addressed at the address of such party last known to the other party pursuant to the LP Agreement, Shareholders Agreement and Management Agreement.

11.	Further Assurances

The Parties will perform all such other acts and things and execute all such other documents as are necessary or desirable in the reasonable opinion of any of the Parties to evidence or carry out the terms or intent of this Supplemental Agreement.

12.	Governing Law

This Supplemental Agreement and all matters arising hereunder will be governed by and construed in accordance with the laws of Ontario, which will be deemed to be the proper law hereof, and the courts of Ontario will have the non-exclusive jurisdiction to entertain and determine all claims and disputes arising out of or in any way connected with this Supplemental Agreement, including but not limited to grant of specific performance and other equity remedies.

13.	No Waiver

No failure or delay on the part of any of the Parties in exercising any right, power or privilege under this Supplemental Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as may be limited herein, any of the Parties may, in its sole discretion, exercise any and all rights, powers, remedies and recourses available to it under this Supplemental Agreement or any other remedy available to it and such rights, powers, remedies and recourses may be exercised concurrently or individually without the necessity of making any election.

14.	Amendment

This Supplemental Agreement may be altered or amended only by an agreement in writing signed by the Parties hereto.

15.	Enurement

This Supplemental Agreement will enure to the benefit of and be binding upon the respective successors, legal representatives and assigns of the Parties.

16.	Termination

The Parties acknowledge and agree that this Agreement shall automatically terminate and be of no further force or effect if HBIS Canada does not make the Initial Contribution to the Kami LP on or before March 15, 2013.

17.	Counterparts

This Supplemental Agreement may be executed in any number of original counterparts, with the same effect as if all the Parties had signed the same document, and will become effective when one or more counterparts have been signed by all of the Parties and delivered to each of the other Parties.  All counterparts will be construed together and evidence only one agreement, which, notwithstanding the dates of execution of any counterparts, will be deemed to be dated the date first above written.

18.	Execution by Electronic Means

This Supplemental Agreement may be executed by the Parties and transmitted by fax, e-mail or other electronic means and if so executed and transmitted this Supplemental Agreement will be for all purposes as effective as if the Parties had executed and delivered an original Agreement.

[Signature page follows]

IN WITNESS WHEREOF the Parties have executed this Supplemental Agreement as of the date first above written.

ALDERON IRON ORE CORP.

“Mark Morabito”
________________________________
Name: Mark Morabito
Position: Executive Chairman

KAMI GENERAL PARTNER LIMITED

“Mark Morabito”
________________________________
Name: Mark Morabito
Position: Chairman

THE KAMI MINE LIMITED PARTNERSHIP, by its general partner KAMI GENERAL PARTNER LIMITED

“Mark Morabito”
________________________________
Name: Mark Morabito
Position: Chairman

HEBEI IRON & STEEL GROUP CO., LTD.

“Tian Ze Jun”
________________________________
Name: Tian Ze Jun
Position: Authorized Signatory

HBIS INTERNATIONAL HOLDING (CANADA) CO., LTD.

“Zhang Congshan”
________________________________
Name: Zhang Congshan
Position: President